Exhibit 10.1

The following executive officers have this form of change of control agreement with 1st Security Bank of Washington, the wholly-owned subsidiary of the Registrant, in the form attached:

Shana Allen
Stephanie Nicklaus
Ben Crowl

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT is entered into as of the _____ day of __________, 202__ (the “Effective Date”) by and between 1ST SECURITY BANK OF WASHINGTON (the “Bank”), a Washington chartered savings bank, and _______________________ (the “Executive”).

WITNESSETH:

WHEREAS, Executive is the ____________________ of the Bank, and as such is a key officer whose continued dedication, availability, advice and counsel to the Bank is deemed important to the Board of Directors of the Bank;

WHEREAS, the Bank wishes to retain the services of Executive free from any distractions or conflicts that could arise as a result of a change in control of the Bank;

NOW, THEREFORE, to assure the Bank of Executive’s continued dedication, the availability of his advice and counsel to the Board of Directors of the Bank free of any distractions resulting from a change of control, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Bank and Executive hereby agree as follows:

1.           TERM OF AGREEMENT: This Agreement shall remain in effect until cancelled by either party hereto, upon not less than 24 months prior written notice to the other party. The execution of this Agreement shall automatically cancel and void any change in control or severance agreements which otherwise might be in effect between Executive and the Bank.

2.           CHANGE OF CONTROL: If there is a Change of Control of the Bank during the term of this Agreement, Executive shall be entitled to a severance payment in the event the Executive suffers an Involuntary Termination within six (6) months preceding or 12 months after the Change in Control, unless such termination is for Cause. The amount of such severance payment shall equal to twelve (12) months of Executive’s then current salary and shall be paid in a lump sum within 45 days of the date of Executive’s Involuntary Termination, subject to the restrictions set forth in paragraph 12 of this Agreement.

3.           LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank immediately prior to the date of a Change of Control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive on a Change of Control by the Bank, and any affiliate of the Bank required to be aggregated with the Bank under Section 280G of the Code, would constitute nondeductible excess parachute payments by the Bank under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a Change of Control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if no direction is received from the Executive, the Bank shall implement the reductions under this Agreement in its discretion.

4.           LITIGATION - OBLIGATIONS - SUCCESSORS:

(a)        If litigation shall be brought or arbitration commenced to challenge, enforce or interpret any provision of this Agreement, and such litigation or arbitration does not end with judgment in favor of the Bank, the Bank hereby agrees to indemnify the Executive for [his/her] reasonable attorney’s fees and disbursements incurred in such litigation or arbitration.

(b)         The Bank’s obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Bank may have against [him/her] or anyone else. All amounts payable by the Bank hereunder shall be paid without notice or demand.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

(c)        The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety.  Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 2.  As used in this Agreement, the “Bank” shall mean 1st Security Bank of Washington and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 4(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.           NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
If to the Bank:	Chief Executive Officer 6920 220th St. SW, Suite 205 Mountlake Terrace, Washington 98296

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.           MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Bank by such officer as may be specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington.

7.           INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.           SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to [him/her] hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to [his/her] executor or, if there is no such executor, to [his/her] estate.

9.           HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

10.         ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington (or as close thereto as feasible) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Bank shall pay all administrative fees associated with such arbitration. Judgment maybe entered on the arbitrator’s award in any court having jurisdiction. Subject to Section 4(a), unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrators deem just.

11.         CONFIDENTIALITY - NONSOLICITATION:

(a)         The Executive acknowledges that the Bank may disclose certain confidential information to the Executive during the term of this Agreement to enable [him/her] to perform [his/her] duties hereunder.  The Executive hereby covenants and agrees that [he/she] will not, without the prior written consent of the Bank, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of the Bank or its affiliates.  For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Bank’s financial information, plans, or any other information of whatever nature in the possession or control of the Bank or its affiliates which has not been published or disclosed to the general public, or which gives to the Bank or its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it.  The Executive further agrees that if [his/her] employment is terminated for any reason, [he/she] will leave with the Bank and will not take originals or copies of any records, papers, programs, computer software and documents and all matter of whatever nature which was furnished or made available to the Executive by the Bank, its affiliates or any customer or which Executive prepared in the scope of [his/her] employment.

(b)        The foregoing paragraph shall not be applicable to testimony required by the Executive to be given in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and [his/her] legal counsel urge that the aforementioned confidentiality be preserved. The Executive shall give the Bank immediate notice of any subpoena or court order issued to [him/her] where the subject matter might reasonably include Bank business.

(c)        The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Bank or its affiliates or any third parties to the extent that such disclosure is necessary to the performance of [his/her] duties under this Agreement.

12.         COMPLIANCE WITH SECTION 409A OF THE CODE: Notwithstanding anything herein to the contrary, any payments to be made in accordance with this Agreement shall not be made prior to the date that is 185 calendar days from the date of termination of employment of the Executive if it is determined by the Bank in good faith that such payments are subject to the limitations set forth at Section 409A of the Code and regulations promulgated thereunder, and payments made in advance of such date would result in the requirement that Executive pay additional interest and taxes in accordance with Section 409A(a)(1)(B) of the Code.

13.         DEFINITIONS: The term “Cause” shall mean the Executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and desist order, or material breach of any provision of this Agreement.  No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that [his/her] action or failure to act was in the best interest of the Bank or its affiliates.

The term “Involuntary Termination” shall mean (i) termination of employment of the Executive without Cause such that the Executive is no longer employed by the Bank or any affiliate thereof; (ii) a reduction in the amount of the Executive’s base salary compared to the amount of Executive’s base salary as of December 31 of the most recent calendar year; (iii) a material adverse change in the Executive’s benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect on all senior officers of the Bank; (iv) a requirement that the Executive perform services principally at a location more than twenty (20) miles distance from Mountlake Terrace, Washington; or (v) a material demotion of the Executive, including, but not limited to, a material diminution of the Executive’s title, duties or responsibilities.

The term “Change of Control” shall mean any of the following events occurring: (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Bank, any parent holding company of the Bank (“Affiliate”) or their employee benefit plans, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3, under the Exchange Act) of securities of the Bank or any Affiliate representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Bank or Affiliate; (ii) either a majority of the directors of the Bank or any Affiliate elected at the annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Bank or any Affiliate, or the “incumbent” directors” shall cease to constitute a majority of the directors of the Bank or any Affiliate.  The term “incumbent director” shall mean any director who was a director of the Bank or any Affiliate on the Effective Date and any individual who becomes a director of the Bank or any Affiliate subsequent to the Effective Date and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) the stockholders of the Bank or any Affiliate approve (x) a merger, consolidation or other business combination of the Bank or any Affiliate with any other “person” or “group” (as defined in

Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Bank or any Affiliate immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Bank or any Affiliate or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of the Bank’s assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Bank or any Affiliate determines to affect control of the Bank or any Affiliate and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement.

The Change of Control Date is the date on which an event described in (i), (ii), (iii) or (iv) occurs.

14.   AT-WILL EMPLOYMENT: Nothing about this Agreement, including without limitation the definition of Cause set forth in Section 13, shall modify the at-will nature of the Executive's employment. Either party may terminate the employment relationship at any time, with or without cause or notice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date referred to above.

EXECUTIVE
ATTEST:

1ST SECURITY BANK OF WASHINGTON

ATTEST:	By:

Its: